                      ADVANCED LIGHTING TECHNOLOGIES, INC.
  EXHIBIT 12 -- STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (In thousands)

                                                     YEAR ENDED JUNE 30,
                                      -------------------------------------------------
                                        1998       1997      1996      1995      1994
                                      --------   --------  --------  --------  --------
Consolidated pretax income (loss)
     from continuing operations ....  $(16,034)  $ 10,425  $  3,632  $  3,354  $  1,277
Interest ...........................     3,801      1,513     1,548     2,107     2,113
Increase in value of warrants ......        --         --     1,350     2,302        --
Interest portion of rent expense ...       498        492       297       204       193
Preferred stock dividend
     requirements of majority-owned
     subsidiaries ..................        --         --        --        62       180
                                      --------   --------  --------  --------  --------
         EARNINGS ..................  $(11,735)  $ 12,430  $  6,827  $  8,029  $  3,763
                                      ========   ========  ========  ========  ========
Interest ...........................  $  3,801   $  1,513  $  1,548  $  2,107  $  2,113
Increase in value of warrants ......        --         --     1,350     2,302        --
Interest capitalized ...............     1,118        455        98         9         9
Interest portion of rent expense ...       498        492       297       204       193
Preferred stock dividend
     requirements of majority-owned
     subsidiaries ..................        --         --        --        62       180
                                      --------   --------  --------  --------  --------
         FIXED CHARGES .............  $  5,417   $  2,460  $  3,293  $  4,684  $  2,495
                                      ========   ========  ========  ========  ========
RATIO OF EARNINGS TO FIXED CHARGES .        --        5.1       2.1       1.7       1.5
                                      ========   ========  ========  ========  ========

For purposes of calculating the unaudited ratio of earnings to fixed charges, earnings consist of income (loss) from continuing operations before provision for income taxes plus fixed charges. Fixed charges consist of interest charges and amortization of debt issuance cost, whether expensed or capitalized, and that portion of rental expense that is representative of interest. In fiscal 1998, earnings were inadequate to cover fixed charge requirements by $21,451.